Exhibit 99.1

NEWS RELEASE

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST DECLARES FIRST QUARTER DIVIDENDS
DALLAS — (March 13, 2008) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared its quarterly common stock dividend of $0.21 per diluted common share, payable on April 15, 2008, to shareholders of record on March 31, 2008. On an annualized basis the dividend equates to a 13.0% dividend yield based on the Company’s closing price on March 13, 2008.
Separately, the Board declared a quarterly cash dividend of $0.5344 per diluted share for the Company’s 8.55% Series A Cumulative Preferred Stock for the first quarter ending March 31, 2008. The dividend, which equates to an annual rate of $2.1375 per share, is payable on April 15, 2008, to shareholders of record as of March 31, 2008.
The Board also has declared a quarterly cash dividend of $0.528125 per diluted share for the Company’s 8.45% Series D Cumulative Preferred Stock for the first quarter ending March 31, 2008. The dividend, which equates to an annual rate of $2.1125 per share, is payable on April 15, 2008, to shareholders of record as of March 31, 2008.
* * * * *
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.